NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FOURTH QUARTER AND ANNUAL FISCAL 2007 RESULTS; PLANS AND EARNINGS OUTLOOK FOR FISCAL 2008; DECLARES SEMI-ANNUAL DIVIDEND; AND AUTHORIZES ADDITIONAL SHARES FOR REPURCHASE

MARYVILLE, TN – July 11, 2007 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.46 on net income of $24.7 million for the Company’s fourth quarter of fiscal 2007, which ended on June 5, 2007. This compares to diluted earnings per share of $0.53 on net income of $31.7 million for the fourth quarter of the prior year. Excluding the fourth quarter diluted per share impact of fiscal 2007’s adoption of SFAS 123R ($0.04) and the extra week in the prior year ($0.04), adjusted diluted earnings per share would have been $0.50 in the fourth quarter of fiscal 2007 as compared to $0.49 in the fourth quarter of fiscal 2006, an increase of 2.0% as compared to the previous year.

For the fiscal year ended June 5, 2007, the Company reported diluted earnings per share of $1.59 on net income of $91.7 million as compared to $1.65 on net income of $100.1 million for fiscal 2006. Excluding the diluted per share impact of SFAS 123R ($0.10), a lease-related charge related to the bankruptcy of Specialty Restaurant Group, LLC ($0.06), and the 53rd week from the prior year ($0.04), adjusted diluted earnings per share for fiscal 2007 would have been $1.75 as compared to $1.61 for fiscal 2006, an increase of 8.7% as compared to the prior year.

Ruby Tuesday, Inc.

News Release

July 11, 2007

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Quarterly Highlights

Same-restaurant sales for the fourth quarter decreased 3.9% and 2.1% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, as compared to positive same-restaurant sales of 2.9% and 7.1%, respectively, in the fourth quarter of the prior year. For the June fiscal period ended July 10, 2007, same-restaurant sales were down approximately 3.3% and down 0.5% at Company-owned and domestic franchise restaurants, respectively.

Sandy Beall, Founder and CEO commented, “While sales this quarter were tough due to gas prices, over-supply in the casual dining segment, and competitive value promotion, our sales were respectable versus our competition on a two year basis being down approximately 1.0% for Company-owned and up 5.0% for domestic franchise. We continue to focus on executing simple fresh American dining and transitioning our brand to a high-quality casual dining restaurant concept. We are very excited about the rollout of our summer menu this week, the implementation of our new gracious hospitality initiatives this summer, and the third and largest phase of our re-branding effort with the remodeling of 260 more restaurants also starting late summer. The team and guest feedback has been very positive, and we feel good about where we are taking the brand. We do not intend to let the current sales environment detract from our focus on doing what is right long-term for our guests and shareholders. We will continue to build a fresh new brand.”

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July 11, 2007

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Fourth quarter fiscal 2007 and June period-to-date fiscal 2008 same-restaurant sales:

	March	April	May	Fourth Quarter	June
Company Owned	-4.9%	-1.3%	-4.9%	-3.9%	-3.3%
Domestic Franchise	-3.2%	1.4%	-4.1%	-2.1%	-0.5%

The March period includes an approximate 1.0% decrease related to the timing of the Easter holiday which fell in the April period in the prior year. Offsetting this decrease is an approximate 1.5% increase in April. In addition, included in March sales is an estimated 1.0% negative impact due to heavier winter weather compared to the same period of the prior year.

Other highlights for the 13-week fourth quarter:

•	Total revenue decreased 2.1% compared to the same period of the prior year due primarily to a 14th week in the fourth quarter of the prior year.
•	Average restaurant volumes at Company-owned Ruby Tuesday restaurants decreased 2.7% from the same period of the prior year.
•	The Company opened seven new Ruby Tuesday restaurants during the quarter. Five restaurants were closed during the quarter.
•	Domestic and international franchisees opened eight new Ruby Tuesday restaurants during the quarter and closed three.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $117,971,000 and $127,780,000 for the fourth quarter of fiscal 2007

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July 11, 2007

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and 2006, respectively. Fiscal 2007 sales at franchise restaurants were reduced due to the acquisition of the Orlando, Florida franchisee in the first quarter of fiscal 2007, the South Florida franchisee at the beginning of the third quarter of fiscal 2007, and the absence of a 14th week in the current year fourth quarter.

•	Capital expenditures were $27.3 million for the quarter.
•

The Company repurchased 3.2 million shares of its common stock during the fourth quarter at an average price of $28.65 per share. As of the end of the fourth quarter, 3.1 million shares remained authorized for repurchase under the Company’s ongoing share repurchase program.

•	During the first quarter of fiscal year 2007, the Company adopted SFAS 123R on a modified prospective basis, which reduced fiscal fourth quarter diluted earnings per share by $0.04.
•

The Company recorded accelerated depreciation associated with the remodel of approximately 50 restaurants during the fourth quarter, which reduced fiscal fourth quarter diluted earnings per share by $0.01.

•	The Company had 53.2 million shares of common stock outstanding at the end of the quarter.

Fiscal Year 2007 Highlights

•	Total revenue increased 8.0% compared to the same period of the prior year, an amount which was reduced by a 2.1% negative sales impact from 53rd week in the prior year.
•	Average restaurant volumes at Company-owned Ruby Tuesday restaurants increased 1.1% over the same period of the prior year.

Ruby Tuesday, Inc.

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July 11, 2007

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•

The Company opened forty-five new Ruby Tuesday restaurants, acquired twenty-eight restaurants from Florida franchisees, closed fifteen restaurants, and sold or leased seven restaurants to existing franchisees.

•	Aside from the restaurants purchased from or sold to the Company, domestic and international franchisees opened twenty-eight new Ruby Tuesday restaurants, while five were closed.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $471,642,000 and $458,712,000 for fiscal 2007 and 2006, respectively. Fiscal 2007 sales at franchise restaurants increased despite reductions due to the acquisition of the Orlando, Florida and South Florida franchisees as well as the absence of a 53rd week in the current year.

•	During the first quarter of fiscal year 2007, the Company adopted SFAS 123R on a modified prospective basis, which reduced fiscal year diluted earnings per share by $0.10.
•	The Company recorded accelerated depreciation associated with the remodel of approximately 50 restaurants during the fourth quarter, which reduced fiscal year 2007 diluted earnings per share by $0.01.
•

During the fiscal year, the Company repurchased approximately 7.1 million shares (approximately 12.2% of shares outstanding at the beginning of the fiscal year) of its common stock at an average price of $28.68 per share.

Ruby Tuesday, Inc.

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July 11, 2007

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Declaration of Dividend and Share Repurchase Authorization

The Board of Directors declared a $0.25 per share cash dividend, payable on August 7, 2007 to shareholders of record as of the close of business on July 23, 2007. The Board re-emphasized its plans to increase the dividend annually in line with net income growth up to 10% per year. In addition, the Board increased the share repurchase authorization by an additional 6.5 million shares. The additional authorization allows for repurchase in line with the Company’s previously announced leverage goals and brings the total remaining authorization to 9.6 million shares.

Acquisition of Franchise Market

As part of its on going plans to acquire certain franchise markets in the eastern portion of the United States, the Company announced it has acquired 11 restaurants from its West Palm Beach, Florida franchisee. The effective date of the transaction was June 6, 2007. Previously, the Company owned a 50% interest in its West Palm Beach franchisee’s business. The Company anticipates the acquisition will be accretive to diluted earnings per share for its fiscal 2008 year and believes West Palm Beach represents a solid growth market for the Company. With this acquisition, the Company has repurchased all of its existing Franchisees located in Florida.

Fiscal 2008 Guidance

The Company is targeting diluted earnings per share of $0.25 to $0.27 for its first quarter based on same-restaurant sales of down 2.5% to 3.5% at Company-owned restaurants and includes a $0.04 to $0.06 per diluted share for the increased depreciation due to the acceleration of existing assets to be retired and depreciation on new assets associated with approximately 260 planned remodels expected to be completed in the second quarter. For fiscal 2008, the Company is targeting diluted earnings per share of $1.59 to $1.67. The estimate for fiscal 2008 diluted

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July 11, 2007

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earnings per share is reduced by the depreciation impact associated with our remodel initiative, projected to be $0.18 to $0.20. Additional assumptions used to determine the targeted range include the following:

•	Annual same-restaurant sales of down 0.25% to down 1.5% at Company-owned restaurants;
•	20 to 25 Company-owned openings for the year;
•	25 to 35 franchise openings for the year;
•	$70-$75 million in capital expenditures for the year for new restaurants and routine capitalized improvements at existing restaurants;
•	$65-$75 million in capital expenditures for the above mentioned remodeling of approximately 625 restaurants during the fiscal year;
•	Approximately $0.03 higher expense related to SFAS 123R; and
•	Continued share repurchases.

Beall commented, “Our priority is on achieving positive same-restaurant sales. It’s where we have the most potential of increasing return on invested capital for our shareholders. Based on that, we are investing more capital in existing assets by accelerating our remodelings during the fiscal year - our goal is to complete remodels of substantially all Company-owned restaurants. With that, we have reduced our planned capital for new restaurants, are being more selective on new locations, and we expect higher average new restaurant volumes of $2.5 million and higher returns. In addition, we are continuing to look at the other avenues for increased returns we have previously disclosed such as identifying potential markets for re-franchise and repurchase of existing franchisees. We have returned excess capital to shareholders through our share repurchases with almost 15 million shares repurchased in the last two years – approximately 23% of shares

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July 11, 2007

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outstanding at the start of that time frame – and through our dividend which is among the highest yield in casual dining at almost 2%. We have continued plans for repurchase in line with our announced leverage goals and our Board has authorized the shares to support this goal.

“Our fiscal 2008 same-restaurant sales guidance of down 0.25% to down 1.5% assumes lower same-restaurant sales in the first half of the year with those sales accelerating later in the year. This results in diluted earnings per share growth of flat to up 5.0% for the fiscal year. Adjusting for the increased depreciation impact from the remodeling initiative, increased SFAS 123R expense in fiscal 2008, and excluding the fiscal 2007 lease-related charge related to the bankruptcy of Specialty Restaurant Group, LLC, our earnings per share target for fiscal 2008 represents an approximate increase of 9% to 15% over fiscal 2007. We feel we have very solid plans and strategies for the future for both our fresh, new brand and our shareholders.”

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, and 13 foreign countries. As of June 5, 2007, the Company owned and operated 680 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 199 and 54 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

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July 11, 2007

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For more information, contact:

Shannon Hepp	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs, including further potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

Ruby Tuesday, Inc.

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July 11, 2007

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter of Fiscal Year 2007

(Amounts in thousands except per share amounts)

	13 Weeks Ended		14 Weeks Ended			52 Weeks Ended		53 Weeks Ended
	June 5, 2007	Percent of Revenue	June 6, 2006	Percent of Revenue	Percent Change	June 5, 2007	Percent of Revenue	June 6, 2006	Percent of Revenue	Percent Change
Revenue:
Restaurant sales and operating revenue	$ 352,893	98.9	$ 359,785	98.8		$ 1,395,212	98.9	$ 1,290,509	98.8
Franchise revenue	3,916	1.1	4,527	1.2		15,015	1.1	15,731	1.2

Total revenue	356,809	100.0	364,312	100.0	(2.1)	1,410,227	100.0	1,306,240	100.0	8.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	94,198	26.7	94,210	26.2		375,836	26.9	342,604	26.5
Payroll and related costs	111,183	31.5	109,353	30.4		431,456	30.9	398,636	30.9
Other restaurant operating costs	65,154	18.5	65,376	18.2		253,462	18.2	230,887	17.9
Depreciation and amortization	20,576	5.8	19,178	5.3		77,351	5.5	71,056	5.5
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	(210)	(0.1)				5,812	0.4
Selling, general and administrative, net	25,104	7.0	25,577	7.0		112,619	8.0	100,340	7.7
Equity in losses (earnings) of unconsolidated franchises	702	0.2	(1,016)	(0.3)		1,328	0.1	(948)	(0.1)

Total operating costs and expenses	316,707		312,678			1,257,864		1,142,575

Earnings before Interest and Taxes	40,102	11.2	51,634	14.2	(22.3)	152,363	10.8	163,665	12.5	(6.9)
Interest expense, net	6,306	1.8	4,297	1.2		19,965	1.4	12,707	1.0

Pre-tax Profit	33,796	9.5	47,337	13.0		132,398	9.4	150,958	11.6

Provision for income taxes	9,062	2.5	15,631	4.3		40,730	2.9	49,981	3.8

Net Income	$ 24,734	6.9	$ 31,706	8.7	(22.0)	$ 91,668	6.5	$ 100,977	7.7	(9.2)

Earnings Per Share:
Basic	$ 0.46		$ 0.54		(14.8)	$ 1.60		$ 1.67		(4.2)

Diluted	$ 0.46		$ 0.53		(13.2)	$ 1.59		$ 1.65		(3.6)

Shares:
Basic	53,757		58,675			57,204		60,544

Diluted	54,150		59,583			57,633		61,307

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July 11, 2007

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2007
(Amounts in thousands)

	June 5,	June 6,
CONDENSED BALANCE SHEETS	2007	2006
Assets
Cash and Short-Term Investments	$25,892	$22,365
Accounts and Notes Receivable	14,773	12,020
Inventories	20,032	17,428
Income Tax Receivable	-	374
Deferred Income Taxes	4,839	2,343
Assets Held for Disposal	20,368	12,833
Prepaid Rent and Other Expenses	14,542	10,977

Total Current Assets	100,446	78,340

Property and Equipment, Net	1,033,336	984,127
Goodwill, Net	16,935	17,017
Notes Receivable, Net	9,212	21,009
Other Assets	69,927	71,075

Total Assets	$1,229,856	$1,171,568

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$1,779	$1,461
Income Tax Payable	5,730	-
Other Current Liabilities	116,249	106,537
Long-Term Debt, including Capital Leases	512,559	375,639
Deferred Income Taxes	37,107	49,727
Deferred Escalating Minimum Rents	39,824	37,535
Other Deferred Liabilities	77,282	73,511

Total Liabilities	790,530	644,410

Shareholders' Equity	439,326	527,158

Total Liabilities and
Shareholders' Equity	$1,229,856	$1,171,568